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                                                                    EXHIBIT 4.40

                            MANUFACTURING AGREEMENT

         THIS MANUFACTURING AGREEMENT (the "Agreement") is entered into as of September 24, 1997 by and between Duramed Pharmaceuticals, Inc. ("Duramed") and Warner-Lambert Company ("Warner").

         WHEREAS, Duramed has the necessary facilities, equipment, personnel and professional experience to manufacture the HRT products for clinical and commercial use; and

         WHEREAS, Warner desires to have Duramed manufacture and package the Product (as defined herein) on a non-exclusive basis.

         NOW, THEREFORE, in consideration of the above and of the mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.  DEFINITIONS

         "Active Ingredients" shall mean ethinyl estradiol and norethindrone acetate.

         "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. As used herein the term "control" means possession of the power to direct, or cause the direction of, the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

         "Batch" shall mean 4,000,000 tablets of the Product.

         "Batch Fee" shall mean the fee set forth in Section 5.1(a).

         "Batch Release Date" shall mean the date on which a Certificate of Compliance is issued by Duramed.

         "Certificate of Compliance" shall mean a written certification from Duramed to Warner that a Batch has been manufactured according to the NDA, cGMPs, the Production Batch Record and the Packaging Batch Record and that Duramed's quality assurance department has reviewed the Production Batch Record, Packaging Batch Record and certificate of analysis from the Laboratory in connection with a given Batch and found the Batch to meet all Specifications and to be acceptable for commercial distribution.

         "cGMPs" shall mean the current Good Manufacturing Practices applicable to pharmaceutical products for human use in the United States and similar regulations applicable to pharmaceutical products for human use in other countries.


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         "Contract Quarter" shall mean a three-month period commencing on the first day of each January, April, July, and October of a Contract Year during the term of this Agreement, provided, however, that the first Contract Quarter shall begin on the date of in which Phase II commences and end on the ensuing March 31st, June 30th, September 30th, or December 31st, as appropriate.

         "Contract Year" shall mean a twelve-month period commencing on the commencement of Phase II and on each anniversary of such date; provided, however, that the first Contract Year shall begin on the date on which Phase II commences and end one year thereafter, the second Contract Year and all subsequent Contract Year shall begin on the anniversary date of such date and end one year thereafter.

         "DMF" shall mean the Type 1 Drug Master File, if applicable, to be filed by Duramed with the FDA that defines the Duramed Facility and the systems in such facility.

         "Duramed Facility" shall mean Duramed's pharmaceutical manufacturing facility, including the HRT Facility, located in Cincinnati, Ohio.

         "Effective Date" shall mean the date of this Agreement as first above written.

         "FDA" shall mean the United States Food and Drug Administration.

         "Guaranty Agreement" shall have the meaning set forth in Section 2.1.

         "Hazardous Waste" shall mean waste arising from the Manufacture and Packaging of the Product that is defined as "Hazardous" by applicable federal, state, provincial or local laws or regulations.

         "HRT Facility" shall mean that portion of Duramed's pharmaceutical manufacturing facility designed primarily for the manufacture of products containing hormones, located in Cincinnati, Ohio.

         "Labeling" shall mean any and all printed labels, labeling and package inserts for the Product.

         "Laboratory" shall mean the laboratory designated, approved and contracted by Warner in connection with testing the Product, including, but not limited to AvTech Laboratories in Kalamazoo Michigan, and Duramed's own laboratory located in the Duramed Facility.

         "Laws" shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Regulatory Authority.


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         "Lease Agreement" shall have the meaning set forth in Section 2.2.

         "Manufacture" or "Manufacturing" shall mean the acts of material and component receipt, storage and preparation, delumping, charging, mixing, blending, granulating, drying, compressing, testing and any other pharmaceutical manufacturing procedures, or any part thereof, involved in manufacturing the Product.

         "Master Batch Record" shall mean the document, reviewed and singed by Warner, containing the formula (listing Raw Materials), compounding process, manufacturing process (listing Packaging Components), and in process and finished Product specifications for the Product, as the same may be amended from time to time in accordance with Section 8.1.

         "MSDS" shall mean the Material Safety Data Sheets for the Raw Materials and the finished Product.

         "NDA" shall mean the New Drug Application for the Product filed by Warner with the FDA, including any supplements thereto.

         "Package" and "Packaging" shall mean the acts of inspecting, placing the Labeling on and with the Product, and packing of the Product into containers.

         "Packaging Batch Record" shall mean the Duramed document created as and after each Batch is Packaged that reflects and incorporates all relevant packaging aspects of the Master Batch Record.

         "Packaging Components" shall mean the suitable bottles, blister cards, caps and liners and packaging boxes and shipping containers in which the Product is contained as identified in the NDA and the Packaging Batch Record.

         "Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Regulatory Authority.

         "Phase I" shall mean the period beginning on the Effective Date and ending on the date of commencement of Phase II.

         "Phase II" shall mean the date on which the parties mutually agree to commence Manufacture of the first validation Batch and ending on the date of termination or expiration of this Agreement.

         "PPI Adjustment" shall have the meaning set forth in Section 3.2(b).

         "Product" shall mean the pharmaceutical product containing the Active Ingredients as described in the NDA.


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         "Production Batch Record" shall mean the Duramed document created as and after each Batch is Manufactured that reflects and incorporates all aspects of the Master Batch Record.

         "Raw Materials" shall mean the Active Ingredients and excipients necessary for Manufacturing the Product as listed in the NDA and the Master Batch Record.

         "Regulatory Authorities" shall mean any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, domestic or foreign, including, but not limited to, the FDA.

         "Shared Space" shall mean the area defined as such in the Lease Agreement and as identified on Schedule A.

         "Special Waste" shall mean waste arising from the Manufacture and Packaging of the Product hereunder, including Labeling, that contains or has come into contact with the Product or Raw Materials, including without limitation, rejected Product, rejected or unusable Raw Materials, disposable Manufacturing equipment (including filters used in Manufacturing and Packaging), wash rinse and previously used or discarded protective clothing. Special waste does not include Hazardous Waste or Wastewater which is discharged under a National Pollutant Discharge Elimination System (NPDES) Permit or discharged to a publicly owned treatment works (POTW).

         "Specifications" shall mean the specifications for the finished Product as set forth in the NDA, the Master Batch Record, analytical procedures and/or material and intermediate specifications.

         "Target Yield" shall have the meaning specified in Section 7.1.

         "Warner Equipment" shall have the meaning set forth in Section 3.1.

         "Warner Property" shall have the meaning set forth in Section 10.1.

         "Warner Space" shall have the meaning set forth in Section 3.1.

         "Waste" shall mean all wastes which arise from the Manufacture and Packaging of Product hereunder which are not Hazardous Waste or Special Waste, as defined herein.

         "Work in Process" shall mean the Raw Materials with respect to a Batch between the time that Duramed begins dispensing such Raw Materials in accordance with the Production Batch Record and ending immediately prior to the Batch Release Date.


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2.   ADDITIONAL AGREEMENTS

     2.1 Guaranty. As of the date of execution of this Agreement, Warner shall enter into a Guaranty Agreement with The Provident Bank ("Provident") in which Warner guarantees an Eight Million Five Hundred Thousand Dollar ($8,500,000) loan to Duramed (the "Guaranty Agreement"). A copy of the Guaranty Agreement is attached hereto as Schedule B.

     2.2 Lease. As of the date of execution of this Agreement, the parties shall enter into a Lease Agreement in which Warner leases the Warner Space and Shared Space from Duramed at a fair rental value specified therein (the "Lease Agreement"). A copy of the Lease Agreement is attached hereto as Schedule C.

     2.3 Agreement. As of the date of execution of this Agreement, Warner and Duramed shall enter into an agreement concerning the indebtedness of Duramed to Provident secured by the real estate on which the Duramed Facility is located and the other matters set forth therein. A copy of such agreement is attached hereto as Schedule D.

     2.4 License. As of the date of execution of this Agreement, Warner hereby grants Duramed a royalty-free, exclusive license to use the Warner Space and Shared Space during the term of this Agreement for the purpose specified herein and the Manufacture of other pharmaceutical products, including products manufactured for third parties or pursuant to joint venture arrangements with third parties. Duramed shall not have the right to sublicense, transfer or assign such license to any Person without the prior written consent of Warner, which consent shall not be unreasonably withheld.

3.   SITE QUALIFICATION

     3.1 Facility Modification and Equipment Installation. (a) Warner shall provide Duramed with the equipment listed on Schedule E (the "Warner Equipment"). A section of the HRT Facility, as set forth on Schedule A and in the Lease Agreement, will be dedicated exclusively for the Manufacture of the Product for Warner (the "Warner Space"). In accordance with Section 3.2, Warner shall pay all expenses associated with the establishment of the Warner Space and Shared Space as an FDA approved site to Manufacture and Package the Product in accordance with this Agreement, including the relocation and installation of equipment and the process qualification and validation.

     (b) At Warner's sole cost and expense, Warner shall provide technical personnel to assist Duramed in the transfer of technical know-how relating to the Manufacture and Packaging of the Product. Upon reasonable prior notice to Warner, Duramed shall also be allowed access to Warner's own facilities to observe Warner's own Manufacturing processes as it relates to the Product.


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         3.2  Fees. (a) As of the Effective Date and until the date of commencement of Phase II, Warner shall pay Duramed the following costs with respect to the qualification of the Duramed Facility as an FDA approved site to Manufacture and Package the Product:

         (i) for Duramed's in-house labor costs in accordance with the hourly rate schedule set forth on Schedule F; provided that such labor is necessary and reasonable; and

         (ii) the actual cost of outside professional services to Duramed plus 20%; provided that such services are approved by Warner in advance and performed in accordance with Warner's instructions and the terms of this Agreement; and

         (iii) the actual cost of Raw Materials, Packaging Components and Labels; in the event that invoices are not submitted directly to Warner in accordance with Section 4.3.

         (b) The amounts to be reimbursed pursuant to Sections 3.2(a)(i), (ii) and (iii) shall be due and payable thirty (30) calendar days after Warner's receipt of an invoice and reasonable documentation to verify the amounts requested thereby. Duramed shall keep complete and accurate records to verify all amounts requested in such invoices, including third party receipts and employee logs, which records shall be made available for inspection by Warner during normal business hours at the Duramed Facility upon seventy-two (72) hours notice. All such records will be retained by Duramed for at least two (2) years after payment of the relevant invoice by Warner. If Phase II has not begun within one year from the Effective Date, the in-house labor costs set forth on Schedule F shall be increased by an amount equal to the annual percent increase in the Producer Price Index (the "PPI Adjustment") as published by the United States Department of Labor, Bureau of Labor Statistics. The PPI Adjustment will be an amount equal to the average increase in the PPI over the immediately preceding twelve (12) month period. If the PPI is not available for any period, the most similar available index shall be used.

         3.3 Responsibilities. The various responsibilities of each of the parties with respect to site qualification, validation of the Product and the Manufacture and Packaging of the Product are set forth on Schedule G hereto.

4.  SUPPLY

         4.1 Forecasts. On or before the 1st day of each Contract Quarter, Warner will provide Duramed with written 12 month rolling forecast of the quantities of Product that Warner will purchase during each of the next 12 months. On or before the 1st day of each month of each Contract Year, Warner will provide Duramed with a written three (3) month rolling forecast of the

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quantities of Product that Warner expects to purchase during each of the next three (3) months (a "Firm Order"). Each Firm Order shall include delivery dates and all delivery dates shall respect the lead-time of three (3) weeks in accordance with Duramed's instructions. Warner may adjust any Firm Order hereunder upon at least sixty (60) days notice prior to the first day of the period to which such Firm Order applies; provided that such adjusted Firm Order is between eighty percent (80%) and one hundred twenty percent (120%) of the most recent Firm Order provided to Duramed pursuant to this Section. Duramed shall acknowledge receipt of each forecast and Firm Order within five (5) days of the receipt thereof.

         (b) The minimum size of any order for Product shall be one production lot or Batch with larger orders being in whole number multiples of a Batch.

         4.2 Controlling Provisions. In ordering and delivering, Warner and Duramed may employ their standard forms, but nothing in those forms shall be construed to modify or amend the terms of this Agreement and in case of conflict herewith, this Agreement shall control.

         4.3 Raw Materials and Packaging Components. Duramed will purchase Raw Materials, Packaging Components and Labels from the vendors specified in the NDA as reasonably required for Manufacturing and Packaging the Product at the best available prices. Duramed will instruct such vendors to submit invoices for all such material directly to Warner and Warner shall pay the same on a timely basis. Duramed will not change vendors or Specifications nor substitute materials without the prior written approval of Warner.

         4.4 Labeling. Warner shall be responsible for ensuring that the Labeling conforms to all applicable Laws. Warner shall review the proofs for the Labeling and all Labeling shall be pre-approved by Warner pursuant to Warner's internal procedures. The approved Labeling will be purchased by Duramed and shipped directly from the vendor to Duramed. Duramed shall place the Labeling on the Product as specified by Warner.

         4.5 Verification. Unless otherwise agreed by the parties, as of the commencement of Phase II, Duramed shall inspect and test all Raw Materials, Packaging Components and Labeling according to the test methods provided by Warner, and Duramed will certify that the materials received meet the Specifications set forth in the NDA, the Master Batch Record and the applicable vendor certificates of analysis and any other applicable documents. Warner reserves the right to review and modify Duramed's testing methods and procedures. Duramed shall notify Warner immediately in the event that Duramed learns that any of such material fails to meet such Specifications, if the applicable vendor certificates of analysis contain any errors, or if Duramed discovers any other information indicating that the Raw Materials, Packing Components or Labeling have not been manufactured, prepared or stored in accordance with cGMPs. In


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the event of such a failure or error, the parties will mutually agree as to the return of such material, the reordering of replacement material, and, if necessary, the rescheduling of the Manufacture and Packaging of the Product.

5.       PAYMENT TERMS AND DELIVERY

         5.1 Batch Fee. (a) During the term of this Agreement, Warner shall pay Duramed a Batch Fee indicated on Schedule H; such Batch Fee includes Duramed's in-house labor costs in Manufacturing and Packaging the Product. Beginning with the first Contract Year and for each Contract Year thereafter, Duramed may increase the Batch Fee by an amount equal to the PPI Adjustment. The PPI Adjustment will be an amount equal to the average increase in the PPI over the immediately preceding twelve (12) month period. If the PPI is not available for any period, the most similar available index shall be used.

         (b) Upon expiration of Contract Year five, Duramed reserves the right to increase the Batch Fees for the remaining Contract Years, provided that Duramed can demonstrate to Warner that such increase is necessary to pass on actual cost increases ascribable to Duramed's direct, in-house labor and overhead costs, as determined in accordance with U.S. GAAP, for the Manufacture of the Product by providing documentation reasonably satisfactory to Warner.

         5.2 Minimum Purchase. As of the date of commencement of Phase II, Warner agrees to purchase the minimum number of Batches set forth on Schedule H (the "Minimum Purchase"). Upon expiration of Contract Year three (3), the parties shall negotiate additional Minimum Purchase amounts for the remaining Contract Years. If the parties are unable to reach agreement on the Minimum Purchase amounts, the amount indicated for Contract Year three (3) shall remain in effect.

         5.3 Shipping. The Products shall be shipped from the Duramed Facility to Warner's premises or to such other location as Warner may from time to time direct, in writing. Warner shall pay the costs of shipping and all insurance applicable thereto. Duramed acknowledges that time is of the essence with respect to delivery of the Products hereunder.

         5.4 Storage. Subject to the timely receipt of the test results specified in Section 6.1, Duramed shall store the Product at the Duramed Facility at no cost for up to forty-five (45) days after the date that relevant samples are submitted to the Laboratory for testing. During such time, Warner shall be responsible for insuring the Product. After such forty-five (45) day period, Duramed shall have no obligation to store the Product and may ship the product to Warner, at Warner's expense.

        5.5 Invoice. On or after the commencement of Phase II, Duramed shall invoice Warner for the Batch Fee applicable to the Batch Manufactured and Packaged, which shall reflect the actual number of bottles or blisters Packaged. All invoices shall be


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due and payable thirty (30) calendar days after Warner's receipt of both the invoice and a copy of the complete and accurate Certificate of Compliance.

     5.6 Rejection of Production Batch. Notwithstanding Section 6.1, Warner shall not be obligated to pay any invoice if the applicable Batch is rejected by Warner within forty-five (45) days of Warner's receipt of the invoice and Certificate of Compliance by reason of such Batch's non-conformance with the requirements of this Agreement. The Batch shall be accepted unless Warner notifies Duramed in writing within such forty-five (45) day period that Warner has determined that the Batch does not conform to the Specifications or that the Batch is not acceptable. If Warner rejects the Batch within the foregoing time period, Warner shall provide Duramed with verbal notice as soon as possible and follow up with written notice of such rejection within ten (10) days of the rejection setting forth the basis for such rejection. If Duramed fails to correct the deficiency within ten (10) days of receipt of the written notice or if Warner rejects the correction, Warner, may, at its option and in its sole discretion, either reject the Batch in its entirety or request that Duramed correct the deficiency. Duramed's obligation to pay the cost of any correction shall be governed by Section 6.5.

     5.7 Sales and Use Taxes. Warner shall be responsible for the payment of any sales and use taxes on the Product delivered by Duramed to Warner.

6.   TESTING AND INSPECTION OF PRODUCT

     6.1 Testing. Duramed will perform all in-processing testing during the Manufacture of the Product and immediately following Manufacture of a Batch, but in no event later than two (2) business days after manufacture, Duramed shall ship, at Warner's expense, representative samples of such Batch taken during Manufacturing and Packaging in accordance with the Production Batch Record to the Laboratory for purposes of analytical testing and release testing. Warner will pay the costs of such testing by the Laboratory and the results of such testing will be sent to both Warner and Duramed within twenty-four (24) hours after completion. Duramed will review all relevant analytical and manufacturing data and issue a Certificate of Compliance to Warner. Duramed is responsible for all release decisions relating to the Product; provided, however, that Warner has the right to review and comment on whether a given Batch should be released prior to the applicable Batch Release Date and Duramed shall accept Warner's reasonable comments with respect thereto.

     6.2 Stability Testing. Immediately following a Batch Release Date, but in no event later than two (2) business days, Duramed will ship twice the amount of samples required for stability testing to the Laboratory for the purpose of stability testing the Product as required by the NDA. Duramed shall provide samples from each validation lot, and, on an annual


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basis, provide samples from one lot of each presentation of the Product as directed by Warner and pursuant to the NDA. Warner will have all responsibility for, and shall, perform all required stability testing on the Product at its own facility.

         6.3 RETAINED SAMPLES. Duramed will retain samples in accordance with cGMPs, all applicable Laws and as otherwise reasonably directed by Warner.

         6.4 DEVIATION AND DEFECTS. In the event of procedural deviation or other deviation from the Production Batch Record or an Out-of-Specification test result noted in the Raw Materials, Packaging Components, or finished Product or during Manufacturing or Packaging, Duramed will notify Warner within twenty-four (24) hours. Unless otherwise obligated by Law or impractical due to the requirement of an immediate response, Duramed shall consult with Warner before taking action in connection with these events. Duramed shall, at its sole expense, identify and correct any Product defects, or adverse conditions (such as a spill), that are caused by Duramed's failure to perform its responsibilities under this Agreement. During the term of this Agreement and for a period of five (5) years following the Batch Release Date for each Batch, Duramed shall notify Warner, in writing, within one (1) business day in the event Duramed discovers or has reason to believe there are any cGMP violations by Duramed or any vendor that might have impacted the Product, which violations may be reportable to the Regulatory Authorities or if there are any defects in the Production Batch Records or the Batch.

         6.5 FAILURE TO MEET SPECIFICATIONS. If any Product does not conform to the Specifications and such non-conformance is due to Duramed's negligence, Duramed shall pay Warner an amount equal to (i) the Batch Fee is previously paid by Warner for such Product, and (ii) Warner's actual cost for Raw Materials, Packaging Components and Labeling contained in or utilized in connection with the Manufacture and Packaging of such Product. Duramed shall reinitiate Manufacturing pursuant to this Agreement or substitute Product conforming to the Specifications as soon as reasonably possible following receipt of the Raw Materials but in no event later than thirty (30) days following the date of the receipt by Duramed of Raw Material, or, if Duramed is unable to obtain all required Raw Materials and Packaging Components from suppliers, the commencement of such thirty (30) day time period shall be extended for such time period as is necessary for Duramed to obtain the same. Warner shall pay to Duramed a Batch Fee for such replacement Product in accordance with this Agreement. Duramed shall be solely responsible for disposing of the non-conforming product, the cost of which shall be borne exclusively by Duramed.

7.       INVENTORY AND YIELD

         7.1 TARGET YIELD. The Batch Fee is based upon Duramed achieving a certain number of bottles (or blisters) of Product per Batch (the "Target Yield"). Within ten (10) days after the end of each Contract Quarter, Duramed shall provide Warner with a


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report showing the actual number of bottles (or blisters) of Product produced in each Batch accepted by Warner during such Contract Quarter. If the mean yield for all such Batches (the "Mean Yield") is less than the Target Yield, Duramed shall credit Warner with an amount equal to the product of (a) Warner's actual cost of Raw Materials, Packaging Components and Labels utilized in such Batch multiplied by (b) the difference between the Target Yield and the Mean Yield multiplied by (c) the number of Batches accepted by Warner during such Contract Quarter. The Target Yield shall initially be set at the Mean Yield achieved in the first twenty (20) successful Batches of the Product and shall be reset at the beginning of each Contract Year to the Mean Yield achieved in all Batches accepted by Warner during the preceding Contract Year. In addition, the Target Yield may be revised by mutual agreement of the parties in writing whenever significant changes are made to the Manufacturing process. Duramed shall use its best efforts to achieve the highest practical yield on all Batches.

8.  MAINTENANCE OF RECORDS AND REPORTS

    8.1 Change Control. The Master Batch Record, analytical procedures, Specifications, other control documents relating to the Product, and any changes to such documents, must be approved, in advance, by Warner in writing. Warner has sole discretion as to whether the proposed change should be made.

    8.2 Document Retention. For a minimum of one (1) year after expiration of any given Batch, or for any period reasonably specified by Warner, Duramed shall keep and maintain records sufficient to substantiate and verify its duties and obligations relating to Manufacturing and Packaging with respect to such Batch, including Production Batch Records, records of purchase orders received, certificates of analysis from vendors for Raw Materials received, Product Manufactured and Packaged, Work in Process, Raw Material and Product analyses, file samples and all other documents required by applicable Law. Duramed shall permanently retain all documents relating to any validation associated with the Product. Duramed shall also retain, as required by applicable Law or as reasonably requested by Warner, any records relating to regulatory compliance, environmental, health or safety and quality assurance and quality control of the Product for a period of time reasonably specified by Warner. Duramed shall make all such records available for inspection by Warner or its representatives during the term hereof and during such retention period thereafter, and shall allow Warner to copy such records as Warner may designate.

     8.3    Duramed Unable to Comply.  Subject to the requirements set forth in
Section 11.9, if Duramed determines it is technically unable to comply with any proposed revision of either the Master Batch Record or the Specifications without additional expense, Warner may choose in its sole discretion either to withdraw the proposed revision or accept an increase in the Batch Fee arising therefrom; provided, that Duramed can provide satisfactory documentation evidencing such increase.


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9.  TRADEMARKS

    9.1 Use of Warner Trademarks. The Labeling shall bear one or more Warner trademarks. Nothing contained herein shall give Duramed any right to use any Warner trademark except on the Product and Duramed shall not obtain any right, title or interest in any Warner trademark by virtue of this Agreement or its performance of services hereunder.

10. TITLE

    10.1 Title. (a) At all times during the term of this Agreement, title to all Raw Material, Packaging Components, Labeling, Work in Process, Product and Warner Equipment, labels, labeling, trademarks, copyrights, any Warner procedures used in connection with Manufacturing or Packaging, batch records, Master Batch Records, Production Batch Records, Packaging Batch Records, analytical procedures and Specifications shall remain in Warner (collectively, the "Warner Property"). Duramed shall clearly identify the Warner Property as being owned by Warner and shall use the same degree of care in handling and storing the Warner Property as it uses for its own property. Warner may at its sole discretion for any reason notify Duramed that it wishes to take possession of any Warner Property and Duramed shall permit Warner or its representatives to do so during regular business hours and upon reasonable advance notice.

    (b) Duramed shall acquire no right, title or interest in the Warner Property. Except with Warner's prior written consent, the Warner Property may be used by Duramed only to satisfy its obligations under this Agreement. Duramed shall not take or permit any action inconsistent with Warner's ownership interest in the Warner Property, including but not limited to the imposition of any lien or other encumbrance thereon, the conveyance of any interest therein, or any use thereof, except as authorized by the terms of this Agreement. If Duramed fails to keep Warner's title free and clear of all liens, encumbrances and interests, Duramed will be responsible for all costs associated with securing the release of any such liens, encumbrances and interests on the Warner Property.

11. QUALITY CONTROL

    11.1 Compliance. Duramed shall strictly comply with the Master Batch Record, the Production Batch Record, the Packaging Batch Record, applicable analytical procedures, Warner's directions regarding the Manufacturing and Packaging of the Product, Duramed's standard operating procedures, cGMPs and all other applicable Laws. In addition, Duramed shall comply with Warner's quality requirements as set forth in Schedule I.

    11.2 Validation. All validation protocols and reports are subject to the prior approval of Warner.

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    11.3    Contamination.  During the term of this Agreement, Duramed shall take all appropriate measures to prevent contamination of the Product in accordance with cGMPs. In the event that contamination of the Product occurs, Duramed shall comply with cGMPs and follow Warner's instructions with respect to the remediation of such problem. At all times during the term of this Agreement, Duramed shall not manufacture, package or store any naproxen, penicillin or cephalosporin in the Duramed Facility.

    11.4 Cleaning Procedures. All equipment used by Duramed in connection with the Manufacture and Packaging of the Product, including both the Warner Equipment and equipment provided by Duramed in the Shared Space, will be cleaned by Duramed in accordance with cleaning verification procedures prior to validation and cleaning validation procedures thereafter; such procedures shall comply with FDA requirements and cGMPs. Duramed shall utilize Warner's cleaning procedure methods on Warner Equipment and Duramed equipment used in connection with the Product, unless Duramed can demonstrate to the reasonable satisfaction of Warner that its cleaning procedures are equivalent to the Warner procedures. All such cleaning procedure protocols are to be prepared, approved and executed by Duramed and Warner reserves the right to review and comment on such procedures.

    11.5 Warner Equipment. All Warner Equipment will be used by Duramed solely in connection with the Manufacture of the Product, and Duramed will use its best efforts to ensure that no other product comes in contact with the Warner Equipment.

    11.6 Packaging Equipment. (a) In Packaging the Product, Duramed shall operate the equipment using the change parts provided by Warner and Duramed shall clean the packaging equipment in accordance with the cleaning validation procedures which comply with FDA requirements and cGMPs. Warner's change parts to the packaging equipment will be used by Duramed only in Packaging the Product and Duramed will use its best efforts to ensure that no other product comes in contact with the Warner change parts. Duramed will develop, approve and execute qualification and packaging validation protocols for the Product.

    (b) In the event that the Packaging Components are changed by Warner from bottles to blister cards and the existing Duramed blister packaging line has insufficient capacity to Package the Product in accordance with the forecast, the parties shall install an additional blister packaging line at the Duramed Facility, at Warner's sole cost and expense. Such Packaging Equipment shall be included in the Warner Equipment and subject to the requirements of Sections
11.4 and 11.5.

    11.7 Man in the Plant. Duramed shall permit Warner or its duly authorized representatives to observe and consult with Duramed during the Manufacturing and Packaging, including the quality control testing and analysis, of any Batch of the Product. Duramed shall provide sufficient office space in the

Duramed Facility to enable such Warner representatives to perform the consultation.

    11.8 Inspections and Audits. Duramed shall permit Warner or its duly authorized representatives to enter the Duramed facility upon reasonable notice and at reasonable intervals to inspect and audit all equipment, facilities, operations, procedures and records (including without limitation records relating to environmental, health and safety, quality assurance, and regulatory compliance) relating to the Product or to the system support used to Manufacture the Product, and to pre-approve, audit and certify Duramed's laboratory where in-process testing and quality control testing of Raw Materials, Packaging Components and Labels is conducted under this Agreement.

    11.9 Non-Compliance. In the event that Warner discovers that Duramed's methods and/or procedures for Manufacturing and/or Packaging are not in compliance with the NDA, the Master Batch Record, the analytical procedures, the Specifications or cGMPs, Duramed will immediately correct, at Duramed's expense, any such deficiencies; provided, that, Warner shall pay for any expenses incurred by Duramed in connection with changes in or corrections to its existing procedures which are necessary to meet Warner's requirements rather than those changes needed to comply with applicable Law.

    11.10 No Relief. The observation and consultation by Warner or its representatives under Sections 11.7 or otherwise, and the inspections and audits by Warner or its representatives under Section 11.8 or otherwise shall not in any way serve as a limitation on any of Duramed's obligations or liabilities nor relieve Duramed of any responsibilities that it has under this Agreement or otherwise and shall not operate as a waiver or release; provided, however, that any Duramed Manufacturing or Packaging practice observed by Warner or its representative that affects the acceptability of the Product shall be immediately reported to Duramed in writing during such observation or consultation by Warner.

12. REGULATORY MATTERS

    12.1 NDA. Warner shall be responsible for obtaining the NDA and all other FDA approvals or approvals of any other Regulatory Authority relating to the Product. Warner shall pay any applicable user fee for such registrations and shall own the NDA. In the event that the Product is intended for sale outside the United States, Warner shall pay any additional costs incurred by Duramed in complying with such foreign Laws.

    12.2 Submissions to Regulatory Authorities. As soon as possible after a request is made by Warner, Duramed will provide Warner with copies of any information concerning the Product, including its documentation, data and other information with respect to the Manufacturing, Packaging and marketing of the Product and the Duramed Facility as shall be necessary for submission to the Regulatory Authorities by Warner. Duramed shall also make available its cooperation and consultation if reasonably requested by Warner or required by the Regulatory Authorities for the development of additional data or the performance of studies concerning the Product, and Warner shall pay Duramed's reasonable costs therefor in accordance with the labor charges set forth on Schedule F. Duramed shall also provide information concerning its Manufacturing processes and quality control procedures with respect to the Product. Duramed shall provide to Warner all documentation, data and information referred to in this Section reasonably in advance of their required submission to allow for Warner's review and comment. Duramed shall use its best efforts to satisfactorily resolve all Warner comments prior to submission if such submission is to be made by Warner.

    12.3 Inspections. Duramed shall allow representatives of Regulatory Authorities to inspect and audit the Duramed Facility with respect to the Product and shall notify Warner immediately of any inspection or audit upon the arrival at the Duramed Facility of any inspector or auditor of a Regulatory Authority that may involve the Product. Warner shall have the option of having its representatives present at any such inspection or audit by any Regulatory Authorities or meeting with such Regulatory Authorities to discuss the results of such inspection or audit. Duramed shall notify Warner in writing of the results of such inspection or audit immediately after such inspection or audit has occurred, including without limitation providing to Warner copies of any document (e.g., FDA Form 483 inspection observation report, regulatory letters, etc.) resulting therefrom, to the extent relevant to the Product and/or the Duramed Facility. If any Regulatory Authority determines that Duramed is not in compliance with any applicable Law, Duramed shall immediately inform Warner of its corrective action plans to comply with such Law to the extent the Product is or may be affected, and shall continue to keep Warner informed of its progress until compliance has been attained.

    12.4 Communications. (a) Warner shall be solely responsible for all communications with Regulatory Authorities with respect to the Product. Duramed shall, immediately upon receipt by Duramed of any communication from any Regulatory Authority relating to the Product, forward a copy or description of the same to Warner and respond to all inquiries by Warner relating thereto. If Duramed is advised by its legal counsel that it must communicate with any Regulatory Authority with respect to the Product, then Duramed shall so advise Warner immediately and, unless prohibited by Law, provide Warner in advance with a copy of any proposed written communication and comply with any and all reasonable instructions of Warner concerning any meeting or written or oral communication with any Regulatory Authority.

    (b) Duramed shall not make any changes to any regulatory filings or documents that relate to the Product or that affect the Product without Warner's prior written approval, except for the DMF or any other filings required by Law, in which case

Duramed will contact Warner immediately upon such decision. Duramed shall notify Warner immediately of any adverse finding by any Regulatory Authority that relates to the Product or that affects the Product.

    12.5 Modifications to Equipment and Facility. Duramed shall not modify any parts of the Duramed Facility used for Manufacturing, Packaging or storage of the Product if such modifications impact the DMF or otherwise affect the Product or the NDA, unless approved in advance in writing by Warner. Duramed shall not implement any material changes relating to the Product without obtaining Warner's prior written approval. A material change is defined as any change that (a) impacts the regulatory commitments made to Regulatory Authorities for the Product; (b) may require re-validation; (c) affects the quality, purity, identity or strength of the Raw Materials, Packaging Components or the finished Product; (d) is or may be reportable to the Regulatory Authorities; or (e) would necessarily result in changing or modifying the Specifications, test methods, sampling procedures, standard operating procedures, or the Master Batch Record with respect to the Product. Duramed shall pay for any expenses associated with any modifications and material changes initiated by Duramed.

    12.6 Responsibility for Compliance. Duramed shall comply with the NDA and all applicable Laws, injunctions, orders and decrees, and shall maintain in effect all required governmental permits, licenses, orders, applications (including, without limitation, the NDA, the DMF and approvals with respect to the Duramed Facility) and approvals regarding the Product and the use of the Duramed Facility to Manufacture, Package and store the Product, and Duramed shall Manufacture, Package, store and otherwise handle the Product in accordance with all such permits, licenses, orders, applications and approvals.

    12.7 Drug Experience Reports and Complaints. (a) Duramed shall give Warner written notice within four (4) days of initial receipt by Duramed of any information Duramed receives regarding the safety of the Product, including any confirmed or unconfirmed information on adverse events possibly associated with the use of the Product. Warner shall provide Duramed with a copy of any adverse events reports submitted by Warner to the FDA as soon as practicable thereafter.

    (b) Duramed shall notify Warner of any complaint or investigation relating to the Product promptly upon receipt of any of the foregoing and, in any event, no later than ninety-six (96) hours following receipt thereof and shall follow Warner's instructions accordingly; provided, that, all complaints concerning suspected or actual Product tampering, contamination or mix-up (e.g. wrong ingredients) shall be delivered to Warner within twenty-four (24) hours of Duramed's receipt of the same. Warner will be responsible, at its cost, for handling product complaints. Duramed will provide assistance in responding to any complaints including reviews of retained samples and Production Batch Records as well as the testing of Products engendering a complaint and retained samples if required. The costs of such testing shall be borne by Warner; provided, however, that if it is determined that the Product complaint was directly or indirectly caused by Duramed's negligence, Duramed shall reimburse Warner for the reasonable actual costs of such testing.

13. RECALLS

    13.1 Responsibility. Warner shall have sole discretion in determining whether any Product must be recalled by reason of failure to meet any requirements of any Regulatory Authority or any other requirements of applicable Law. Warner shall have the sole responsibility to effect any such recall. Duramed shall cooperate as reasonably required in Warner's efforts in accordance with Sections 13.2 and 13.3 below.

    13.2 Warner's Responsibility. If the failure to meet applicable legal requirements resulting in a recall is not caused, directly or indirectly, by the negligence of Duramed, then Warner shall reimburse Duramed for any costs reasonably expended by Duramed to effect the recall in accordance with the labor charges set forth on Schedule F.

    13.3 Duramed's Responsibility. If the failure to meet applicable legal requirements resulting in a recall is caused, directly or indirectly, by Duramed's negligence, Duramed shall reimburse Warner for (i) any Batch Fees and shipping fees paid to Duramed by Warner for recalled Product and for any Product that cannot be shipped due to the condition requiring the recall, (ii) 100% of Warner's cost of Raw Materials, Packaging Components and Labels contained in or utilized in the Manufacture and Packaging of the Product (to the extent the same cannot be reworked or otherwise revised) and for any Product that cannot be shipped due to the condition requiring the recall; (iii) the out-of-pocket costs incurred in executing the recall.

14. HEALTH AND SAFETY MATTERS

    14.1 Information. During the term of this Agreement, Warner shall disclose to Duramed health and safety information in the form of MSDS related to the Manufacture and Packaging of the Product hereunder. At its sole discretion, Warner may provide any other information known to Warner which it believes may be helpful to Duramed in carrying out its obligations hereunder.

    14.2 Health and Safety Procedures. Duramed shall be solely responsible for implementing and maintaining health and safety procedures for the Manufacturing, Packaging and handling of the Raw Materials, Wastes, including Hazardous and Special Wastes, Packaging Components and Product as provided herein. Such procedures shall comply with all applicable Laws (including without limitation federal, state and local health and safety Laws). Warner shall have no responsibility for developing, implementing or overseeing Duramed's health and safety program.

    14.3 MSDS. Duramed shall comply with the procedures set forth in the MSDS associated with the Raw Materials and the Product and shall implement a health and safety program which addresses all components of the MSDS. In the event that the MSDS is amended, Warner shall promptly provide Duramed with all such amendments.

    14.4 Training. Duramed shall educate and train all affected employees and contractors about the potential hazards associated with the handling of the Raw Materials and Waste, including Hazardous and Special Waste, and the Manufacturing, Packaging, analyzing and handling of the Product and the Packaging Components, and on the proper use of engineering controls, process equipment and personal protective equipment as referenced in the MSDS. Duramed shall make the MSDS available to all such employees and contractors. Duramed shall maintain records of such training in accordance with applicable Law and, upon reasonable request, shall make such records available to Warner. The Master Batch Record shall specify procedures and protections that are required in connection with Manufacturing and Packaging. Other than providing the information set forth in Section 14.1, Warner shall have no responsibility for educating, training, or ensuring knowledge of any Duramed employees and contractors about the potential hazards associated with the handling of the Raw Materials, Packaging Components and Waste, including the Hazardous and Special Waste and the analyzing, handling, Manufacturing and Packaging of the Product, and on the proper use of engineering controls, process equipment and personal protective equipment as referenced in the MSDS.

    14.5 Audit Rights. Warner retains the right to conduct periodic assessments of Duramed's operations at mutually agreeable times and upon reasonable advance notice to Duramed, and all non-priviledged records pertaining thereto, including Duramed's industrial hygiene monitoring reports, to assure Duramed's compliance with all applicable health and safety requirements hereunder, including implementation of a health and safety program which addresses issues identified in the MSDSs provided by Warner regarding the Manufacture of Product hereunder. Warner shall have the right to make copies of such health and safety documentation. Warner shall inform Duramed of any health and safety issues identified in its assessment, as provided in Section 14.6 herein, but shall have no obligation to implement corrective action with regard thereto.

    14.6 Responsiveness. If Warner personnel in the Warner Space or Shared Space, or, as a result of their assessment as provided in Section 14.5, observe any employees of Duramed acting in violation of the MSDS information provided by Warner or the Master Batch Record, Warner shall notify Duramed and Duramed shall take such prompt action as Duramed deems appropriate to respond to such observations. Warner shall document the observations in writing and Duramed shall document the response in writing.

    14.7 Cooperation. Both parties acknowledge the importance of the various health and safety considerations to the Manufacture of Product hereunder and the efficient operation of the Duramed Facility. To the extent necessary to encourage a safe, efficient and healthy work environment, or to respond to any regulatory or safety concern, the parties agree to mutually cooperate with each other on all matters in which cooperation is necessary.

15. ENVIRONMENTAL MATTERS

    15.1 Waste Materials. The collection, handling and disposal of all Waste, including Hazardous Waste and Special Waste, shall be the responsibility of Duramed and the cost for providing such services shall be included in the Batch Fee. As part of the services, Duramed shall collect, handle, package, label and store, treat or dispose of Waste, including Hazardous Waste and Special Waste, in a proper and lawful manner, protective of the environment, natural resources and the public health and shall comply with all federal, state or local Laws governing such activity. All Wastes generated as a result of the manufacturing process shall be handled and disposed of by Duramed through a responsible waste contractor. Duramed, with Warner's cooperation, shall be responsible for developing and implementing all procedures necessary to prevent diversion of Product and Labeling from the waste stream, including rendering the Product unsalable. Duramed shall immediately notify Warner by telephone at 201-540-5346 and Warner's Corporate Security (telephone 201-540-3270) if at any time it believes that the Product or Labeling has been lost or stolen.

    15.2 Air Permits. Control of air emissions from Duramed's air emissions systems shall be the responsibility of Duramed and Duramed has obtained or shall obtain, at its cost, such air permits as shall be necessary to allow such emissions to be in compliance with all applicable Laws.

    15.3 Environmental Permits, Licenses and Authorizations. Duramed shall be responsible for obtaining and shall obtain and acquire all necessary environmental or other licenses, certificates, approvals or permits from local, state and federal agencies and any private permissions, whether original documents or modifications to existing documents, which are necessary to perform the services in connection with any Manufacturing of the Products and shall provide copies thereof to Warner upon request by Warner. Duramed shall provide Warner with immediate verbal notice, confirmed in writing within twenty-four
(24) hours, in the event of revocation or modifications of any license, certificate, approval, or permit which in any way impacts Duramed's ability to provide services or use the Duramed Facility as set forth in this Agreement. To the extent necessary for the implementation of this Section, each party agrees to cooperate fully with the other in providing information or documents relevant to any permit or modification required to perform the services.

    15.4 Wastewater Treatment. Duramed shall perform an assessment to determine the impact of the Manufacture of Product hereunder on the treatment capacity of any on-side wastewater treatment system which may exist at the Duramed Facility or on any current wastewater discharge permit requirements, as appropriate. Any permit modifications or enhancements to existing treatment systems which may be required solely as a result of activities hereunder shall be undertaken by Duramed at Warner's expense.

    15.5 Hazardous and Special Wastes. In the event any current or future Raw Materials, Packaging Components, Work in Process items, finished Products or Wastes resulting from the Manufacture of the Product hereunder are deemed Hazardous or Special Waste, then Duramed shall be responsible for obtaining all necessary environmental or other licenses, certificates, approvals or permits from local, state or federal agencies, and any private permissions which are necessary in connection with the proper handling, storage, treatment or disposal of such Hazardous or Special Waste generated as a result of the Manufacture of the Product in the Duramed Facility. All costs and expenses relating to the proper handling, storage, treatment or disposal of such Hazardous or Special Waste, including the cost of obtaining any required licenses, certificates, approvals or permits (or permit modifications) shall be borne solely by Duramed. Duramed shall provide Warner with immediate notice of the revocation or modification of any licenses, certificates, approvals or permits which affects the handling, storage, treatment or disposal of the Hazardous or Special Waste generated by Duramed or Duramed's use of the Duramed Facility with respect to the Product. Duramed shall also prepare and execute, as the generator of the Hazardous or Special Waste, all shipping documents and waste manifests required under applicable Laws and shall maintain all records for the term and in the manner required by all applicable Laws with respect to the Hazardous or Special Waste.

    15.6 Hazardous or Special Waste Disposal. For all Hazardous Wastes and Special Wastes which are generated during the term of this Agreement, Duramed shall be responsible for contracting with a Hazardous or Special Waste contractor authorized to handle, transport and dispose of the Hazardous Waste or Special Waste, as appropriate, at an appropriate disposal facility. Both the Contractor and the disposal facility shall be duly licensed and authorized to handle the Hazardous or Special Waste, as appropriate, and shall be mutually acceptable to both Duramed and Warner and confirmed in writing. Duramed shall handle, package and label said Hazardous Waste or Special Waste in a lawful and proper manner, which is protective of the environment, natural resources and the public health and shall comply with all federal, state or local Laws governing such activity. Storage of all Hazardous and Special Waste generated during the Manufacture of the Product will be in an accumulation area established by Duramed in the Duramed Facility, which complies with all regulatory requirements. Duramed agrees to require the disposal contractor to make periodic and timely pick-ups of said Hazardous and Special Wastes and shall not allow such waste materials to remain on-site for any period of time in excess of that required by Law or as required in order to abate a safety or health hazard arising from said hazardous waste.

     15.7 AUDIT RIGHTS. Warner retains the right to conduct an assessment of Duramed's operations at mutually agreeable times and upon reasonable advance notice to Duramed, to assure Duramed's compliance with all applicable requirements hereunder, including waste handling, packaging, storing, transportation and disposal activities as they relate to disposal of Waste, Hazardous Waste and Special Waste generated as a result of the Manufacture of the Product, and any and all non-privileged records pertaining thereto, and shall have the right to make copies thereof. Duramed and Warner will inform each other promptly of any environmental or regulatory issues of which either party becomes aware that could jeopardize Duramed's ability to Manufacture the Product pursuant to this Agreement or that could result in imposition of fines, penalties or other liabilities.

     15.8 ENVIRONMENTAL INDEMNIFICATION. Duramed shall be responsible for any liability arising under any applicable environmental requirement, including those liabilities arising from the generation, handling, treatment or disposal of any Wastes, including Hazardous Waste or Special Wastes, or wastewater discharges or emissions of air contaminants associated with the Manufacture of Product hereunder, and shall defend, indemnify and hold Warner harmless from and against any liabilities, claims, penalties, forfeitures, suits and costs and expenses relating thereto (including costs of defense, settlement and reasonable attorney fees), which Warner may hereafter incur, become responsible for, or pay out as a result of death or bodily injury to any person, destruction or damage to any property, contamination or impairment or adverse effects on the environment and natural resources, or threat of same, and any other cause resulting from the generation, handling, treatment, transportation or disposal of the Waste, including Hazardous Waste or Special Waste, or any wastewater discharges or emissions of air contaminants associated with the Manufacture of the Product hereunder.

     15.9 COOPERATION ON ENVIRONMENTAL MATTERS. Both parties acknowledge the importance of the various environmental considerations to their respective operations and the efficient operation of the Duramed Facility. To the extent necessary to encourage safe, efficient and environmentally acceptable facility operations or to respond to any regulatory or safety concern, the parties agree to mutually cooperate with each other on all matters in which cooperation is necessary. Additionally, neither party shall take or permit any action, or fail to take any required action, which will have the effect of (a) placing the other party in jeopardy of permit non-compliance or regulatory sanctions or (b) in any way impeding the ability of such other party to operate within its portion of the Duramed Facility.

16.  REPRESENTATIONS, WARRANTIES AND COVENANTS

     16.1 Duramed's Warranties. Duramed hereby represents, warrants and covenants as follows:

     (a) The Product shall be Manufactured, Packaged and shipped in accordance with the NDA, the Master Batch Record, the Production Batch Record, analytical procedures, any applicable regulations of the Regulatory Authorities and cGMPs and terms of this Agreement.

     (b) Duramed shall comply with all cGMP requirements and any other applicable Laws to prevent cross contamination and contamination of the Product at the Duramed Facility.

     (c) Duramed shall comply in all respects with any applicable Law, injunction, decree or governmental requirement applicable to the Manufacture of the Product or the handling, treatment, transportation or disposal of the Waste, including Hazardous and Special Waste.

     (d) Duramed shall maintain in effect all required governmental permits, licenses, orders, applications and approvals necessary for the Manufacturing and Packaging, and Duramed shall Manufacture and Package in accordance with all such permits, licenses, orders, applications and approvals.

     (e) Duramed will dedicate the Warner Space to the Manufacture of the Product, and will allocate sufficient areas in the Duramed Facility as Shared Space for the Product.

     (f) Duramed shall insure that adequate steps are taken to protect the Product from contamination from ingredients contained in other products manufactured in the Duramed Facility.

     (g) Duramed shall use its best efforts to supply the Product to Warner as requested by Warner.

     (h) Product shipped to Warner will not be adulterated or misbranded within the meaning of the Federal Food Drug and Cosmetic Act ("FFDCA") or other applicable Law.

     (i) Duramed shall utilize the Warner Space and Shared Space in accordance with the terms of the Lease Agreement.

     (j) Duramed has not and will not use in any capacity the services of any Person debarred under the Generic Drug Enforcement Act 21 U.S.C. Section 335(k)(1) and has not used any Person who has been convicted of a crime as defined under the Generic Drug Enforcement Act in connection with the services rendered to Warner.

     16.2 Warner's Warranties. Warner hereby represents, warrants and covenants as follows:

     (a)  The Manufacture of the Product as set forth in the

Master Batch Record does not infringe any known patent.

     (b) Warner owns all rights to the Warner trademark(s) used in the Labeling.

     (c) The Labeling complies, or will comply, with all requirements of the Regulatory Authorities.

     (d) During the term of this Agreement, Warner has disclosed to Duramed health and safety information in the form of MSDS related to the Manufacture and Packaging of the Product hereunder.

     (e) Prior to Warner's sale of the Product to the public, Warner shall have received all necessary approvals for the Manufacture and sale of the Product as required by applicable Law, and such approvals shall be in full force and effect at all times during which Product Manufactured by Duramed is sold to the public by Warner.

     16.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, WARNER AND DURAMED MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     16.4 Limitation of Liability. Notwithstanding any other provision of this Agreement, and as a separately bargained-for consideration by both parties, neither Duramed nor Warner shall be liable to the other for any lost profits or indirect, incidental, special, punitive, exemplary or consequential damages with respect to action or inaction under, performance or nonperformance of, or breach of, or any other matter or matters related to or contemplated by, this Agreement.

17.  FORCE MAJEURE

     17.1 Excusing Performance. The occurrence of an event which materially interferes with the ability of a party to perform its obligations or duties hereunder which is not within the reasonable control of the party affected, not due to malfeasance, and which could not with the exercise of due diligence have been avoided ("Force Majeure"), including, but not limited to, fire, accident, labor difficulty, strike, riot, civil commotion, act of God, delay or errors by shipping companies or change in Law shall not excuse such party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of Force Majeure. The party prevented from performing its obligations or duties because of Force Majeure shall promptly notify the other party hereto (the "Other Party") of the occurrence and particulars of such Force Majeure and shall provide the Other Party, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof. The party so affected shall use its best efforts to avoid or remove such causes of nonperformance. Upon termination of Force

Majeure, the performance of any suspended obligation or duty shall promptly recommence. Neither party shall be liable to the other party for any direct, indirect, consequential, incidental, special, punitive or exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of Force Majeure. In the event that Force Majeure has occurred and is continuing for a period of at least six (6) months, the Other Party shall have the right to terminate this Agreement upon thirty (30) days notice.

18.  INDEMNIFICATION

     18.1 Warner's Indemnification. Warner shall defend, indemnify and hold harmless Duramed, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including defense costs and attorneys' fees) asserted by a third party ("Claim") arising out of or related to (a) any injury to Warner employees while at the Duramed Facility, (b) the negligent handling, possession, use or sale of the Product following delivery to Warner, (c) patent infringement of a third party's patent by the Manufacture as set forth in the Master Batch Record, (d) use or sale of the Product by any third party, or (e) Warner's failure to provide the MSDS information set forth in Section 14.1 hereof; except to the extent any Claim set forth herein is based on, arises out of, is engendered by or is due to the negligence or wilful misconduct of Duramed or its Affiliates, officers, agents or employees.

     18.2 Duramed's Indemnification. Notwithstanding the environmental indemnity provided in Section 15.8 herein, Duramed shall defend, indemnify and hold harmless Warner, its officers, agents, employees and Affiliates from any Claim arising out of or relating to (a) liabilities associated with the environmental contamination of a Duramed Facility or any disposal facility utilized by Duramed for the disposal of Waste, including Hazardous or Special Waste, (b) Duramed's negligence in Manufacturing, Packaging or storing the Product or (c) the negligence or wilful misconduct of Duramed or its officers, agents or employees, including but not limited to any injury to Duramed employees or independent contractors due to the failure to follow the procedures set forth in the MSDSs, except to the extent any Claim set forth herein is based on, arises out of, is engendered by or due to (i) Warner's failure to provide the MSDS information set forth in Section 14.1 hereof, and
(ii) the negligence or wilful misconduct of Warner or its Affiliates, officers, agents or employees.

     18.3 Procedures. Provided that prompt notice is given of any Claim, the indemnifying party promptly will defend, contest or otherwise protect against the same at its own cost and expense. The indemnified party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party shall be entitled to control the defense unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter. Except as otherwise set forth herein, the indemnified party shall not, except at its own cost and expense, compromise or settle, or seek to compromise or settle, any Claim. If the indemnifying party fails timely to defend, contest or otherwise protect against any Claim, the indemnified party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the indemnifying party, including reasonable attorneys' fees, disbursements, and all amounts paid as a result of such Claim or the compromise or settlement thereof. The indemnified party shall cooperate and provide such assistance as the indemnifying party may reasonably request in connection with the defense of the matter subject to indemnification.

     18.4 Insurance. Warner and Duramed each hereby represent to the other that it is sufficiently insured against any liability arising under this Agreement and each party agrees to provide a certificate of insurance or the most recent audited consolidated financial statements of it and its ultimate parent company on the other party's written request.


19.  TERM AND TERMINATION

     19.1 Term. This Agreement shall commence as of the Effective Date and shall continue for a period of ten (10) Contract Years from the date of commencement of Phase II, unless sooner terminated as provided in Section 19.2. This Agreement shall be automatically renewed for additional periods of two (2) years each unless either party gives written notice to the other party of its intention not to renew this Agreement at least twenty-four (24) months prior to the expiration of any renewal term.

     19.2 Termination. This Agreement may be terminated, without recourse to any court:

     (a) By either party upon prior written notice to the other party, with immediate effect, in the event of:

          (i) an assignment by the other party for the benefit of creditors;

          (ii)      the admitted insolvency of the other party;

          (iii) the institution of voluntary proceedings by the other party in bankruptcy, insolvency or moratorium or the filing of an involuntary petition in bankruptcy which is not dismissed within ninety (90) days of filing, or the appointment of a receiver, or a winding-up or dissolution or reorganization of the other party;

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
          (iv) the taking of any action by the other party under an act for relief from creditors; or

     (b) By either party upon thirty (30) days' prior written notice to the other party in the event of a failure of such other party to perform or observe a material obligation imposed by this Agreement, unless such failure is cured or the parties have reached agreement on a corrective action plan to cure such failure prior to the end of such thirty (30) day period.

     (c) By Warner upon thirty (30) days' prior written notice to Duramed, in the event of the following:

          (i) the NDA is not filed with the FDA; provided that Warner pays Duramed the termination payment specified in Section 19.4 below; or

          (ii) the Product is not approved by the FDA; provided that Warner pays Duramed the termination payment specified in Section
                    19.4 below; or

          (iii) the market demand in the United States is substantially below the projected forecast such that the actual amount of Batches required by Warner is 50% less than the Minimum Purchase amounts specified in Section 5.2; provided, that Warner pays Duramed the termination payment specified in Section 19.4 below; or

          (iv) contamination of the Product in the Duramed Facility which contamination cannot be remedied or corrected in accordance with cGMPs; or

          (v) an attempted assignment of this Agreement by Duramed without the prior written consent of Warner; or

          (vi) Duramed's regulatory license to manufacture the Product is suspended, revoked, canceled or expires without renewal or replacement; or

          (vii) in the event of the direct or indirect change in ownership or control or corporate reorganization of Duramed, which results in a new party or group assuming control of Duramed; or

     (d)  By mutual agreement of the parties.

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
     19.3 Lease Agreement. Warner and Duramed agree that the Lease Agreement shall be terminated as set forth below:

     (a) Without further action, upon the termination of this Agreement by Warner pursuant to Sections 19.2(a), (b), or (c);

     (b) Without further action, upon the termination of this Agreement by Duramed pursuant to Section 19.2(b); or

     (c) Upon the expiration of five (5) years from the Effective Date, at the option of Duramed, upon thirty (30) days' prior notice to Warner, if, at the time of such notice of cancellation, each of the following conditions has been satisfied and remains satisfied at the time of termination:

          (i) the Guaranty Agreement shall have been terminated, with the effect that Warner shall have no further liability with respect to such Guaranty Agreement;

          (ii) for each of Duramed's past two (2) fiscal years, Duramed shall have had net earnings equal to at least Ten Million Dollars ($10,000,000) and Net Cash Provided by Operating Activities of Six Million Dollars ($6,000,000), as reported in the Consolidated Statement of Cash Flows included in Duramed's audited financial statements for such fiscal years;

          (iii) at the end of Duramed's most recent fiscal year, Duramed shall have stockholders equity of at least Forty Million Dollars ($40,000,000), as indicated by its audited financial statements for such year; and

          (iv) Duramed shall have removed, at its sole cost and expense, all PCB transformers located on its property in Cincinnati, Ohio to the mutual satisfaction of Warner and Duramed.

If, at the expiration of twenty-four (24) months from the Effective Date, Duramed is able to demonstrate to the reasonable satisfaction of Warner that the requirements set forth 19.3(c)(i)-(iv) are in the process of being substantially fulfilled, the five (5) year limitation set forth in Section 19.3(c) shall be re-examined by the parties.

     19.4 Termination Payment. In the event of termination by Warner in accordance with Section 19.2(c)(i), (ii) and (iii) and Section 19.2(d), Warner shall pay Duramed as follows:

     (i) If the termination occurs within one (1) year of the Effective Date, Warner shall pay Duramed $100,000 per month from the time of such termination until the expiration of twenty-four (24) months from the Effective Date; or

     (ii) If the termination occurs in the second year from Effective Date, Warner shall pay Duramed $100,000 per month from the time of such termination until the expiration of twenty-four

(24) months from the Effective Date and the Minimum Purchase specified in
Section 5.2 and $30,000 per month for the first Contract Year; or

      (iii) If the termination occurs after the commencement of Phase II, Warner shall pay Duramed the Minimum Purchase specified in Section 5.2 and $30,000 per month from the time of such termination for the remainder of said Contract Year and the succeeding Contract Year in addition to the Minimum Purchase for the succeeding Contract Year.

      19.5 Effect of Termination or Expiration. (a) Upon expiration or termination of this Agreement:

      (i) Inventory. Duramed shall furnish to Warner a complete inventory of all Warner Property on hand.

      (ii) Product and Work in Process. Product manufactured pursuant to and commenced by Duramed against Firm Orders from Warner shall be delivered by Duramed to Warner and paid for in accordance with such purchase orders. If the termination is by Duramed due to a breach of this Agreement by Warner or by Warner pursuant to Section 19.2, Warner shall pay Duramed for Work in Process on a time and materials basis to be agreed upon between the parties; provided, however, that Duramed can reasonably demonstrate that the Work in Process has been Manufactured in accordance with the Master Batch Record up to the point of termination, and provided, further, that the fee shall not exceed the Batch Fee applicable to such Work in Process. If the termination is by Warner due to a breach of this Agreement by Duramed, Warner may elect to cancel any Work in Process and owe no money for such Work in Process or elect to require Duramed to complete the Work in Process and upon the Batch Release Date, pay Duramed the Batch Fee.

      (iii) Raw Materials and Other Materials. Raw Materials, Packaging Components and Labeling not necessary to complete Work in Process shall, at Warner's option, either be disposed of by Duramed in accordance with Section 15.1 or returned to Warner at Warner's expense in accordance with Warner's instructions.

      (iv) Equipment. At Warner's option, Warner shall either (i) pay all costs of disassembling, removing and shipping all Warner Property, all of which work shall be done in accordance with Warner's instructions; or (ii) surrender title of Warner Property to Duramed. In addition, Warner shall pay all costs necessary to restore the Duramed Facility to its original condition with the exception of normal wear and tear. All work carried out in accordance herewith shall not interfere with the other ongoing production at the Duramed Facility.

      (b) The rights of either party against the other which may have accrued up to the date of such termination or expiration under this Agreement shall remain unaffected except as provided in this Section.

      (c) With the exception of the termination payments specified in Section 19.4, neither party shall be liable to the other for damages, indemnity or compensation solely on account of termination or expiration of this Agreement, with or without cause, as provided herein, whether such damages, indemnity or compensation might be claimed for loss through commitments on obligations or leases, loss of investment, loss of present or prospective profits, loss of goodwill, or any other loss caused by termination or expiration of this Agreement as provided herein.

20. ASSIGNMENT

      20.1 Assignment. Neither party may assign this Agreement nor any portion hereof nor delegate its performance hereunder without the prior written consent of the other party.

      20.2 Change in Control. In the event of the direct or indirect change in ownership or control or corporate reorganization of Duramed, which results in a new party or group assuming control of Duramed, or in the event of a sale of substantially all assets or the HRT Facility, this Agreement shall be binding upon all successors, permitted assigns and purchasers of such assets.

21. ADDITIONAL TERMS

      21.1 Confidentiality. All confidential and/or proprietary information of a party disclosed to the other party shall be held in confidence and not disclosed by the other party to any third party or used outside the scope of this Agreement, except that either party, as the case may be, may disclose such information to its affiliates or its employees, all of whom are under a similar obligation of secrecy, in furtherance of the purposes of this Agreement; provided, however, that the aforesaid obligation of confidentiality assumed by both parties hereunder shall not apply to any confidential information (collectively, with proprietary information, referred to as "Information" for purposes of this Section 21.1) which was or becomes available to the other party, as the case may be, on a non-confidential basis from a source that is not under an obligation (whether contractual, legal or fiduciary) to the other party to keep such information or data confidential. Notwithstanding the foregoing, as used herein, "Information" shall include all of the terms of this Agreement including, but not limited to, the information set forth in the Schedules. If the party receiving Information of the other party (the "Receiving Party") is requested in any judicial or administrative proceeding or by any Regulatory Authority to disclose any Information of the other party (the

"Disclosing Party"), the Receiving Party shall give the Disclosing Party prompt notice of such request so that the Disclosing Party may seek an appropriate protective order. The Receiving Party shall cooperate fully with the Disclosing Party in obtaining such an order. If in the absence of a protective order the Receiving Party is nonetheless compelled to disclose Information of the Disclosing Party, the Receiving Party may make such disclosure without liability hereunder, provided that the Receiving Party gives the Disclosing Party written notice of the Information to be disclosed as far in advance of its disclosure as is practicable and, upon the Disclosing Party's request and at its expense, the Receiving Party will use its best efforts to obtain reasonable assurances that confidential treatment will be accorded to such Information. The obligations of confidentiality in this Section 21.1 shall survive the expiration or earlier termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide legally privileged information to the other party.

     21.2 Public Statements. Neither party shall use or refer to, without the other party's prior written consent, the name of such other party in any public statements, whether oral or written, including, but not limited to, shareholder reports, communications with stock market analysts, press releases or other communications with the media. Notwithstanding the foregoing, if such public statement is required by Law or ruling of any Regulatory Authority, the procedures set forth in Section 21.1 shall govern such disclosure.

     21.3 Independent Contractor. At all times during the term of this Agreement and any renewals hereof, the parties shall be considered independent contractors, and neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to make either party an agent, employee or legal representative of the other, nor shall this Agreement be deemed to establish a joint venture or partnership.

     21.4 Notices. Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier or delivered by hand to Warner or Duramed at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

     All correspondence to Warner shall be addressed as follows:

          Warner-Lambert Company
          201 Tabor Road
          Morris Plains, New Jersey 07950

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
amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     21.9 Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of or interpretation of this Agreement.

     21.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute a single agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

DURAMED PHARMACEUTICALS, INC.           WARNER-LAMBERT COMPANY

DAVID J. FURNISH                        DR. ANTHONY H. WILD
________________________________        ______________________________________

Name:   David J. Furnish                Name:  Dr. Anthony H. Wild
Title:  Vice President                  Title: Vice President and President
                                               Pharmaceutical Sector


                                     Subscribed and Sworn To Before Me, In My
                                        Presence, This 24 Day Of Sept., 1997
                                      A Notary Public In and For The County
                                         of Morris, State of New Jersey.

                                                 /s/ LORENE E. POJE

                                                    LORENE E. POJE
                                          Notary Public of New Jersey
                                      My Commission Expires Dec. 29, 1998

       /S/ TIMOTHY EMIL HOBERG

       TIMOTHY EMIL HOBERG
  Notary Public, State of Ohio
  My Commission has no expiration date
           Section


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